UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

COLUMBIA BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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          , 2008

Dear Fellow Shareholder:

On behalf of the Board of Directors, I invite you to attend Columbia Bancorp’s Special Shareholders Meeting at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon, on December 12, 2008, at 9:00 a.m. The Discovery Center will open at 8:30 a.m. and refreshments will be served. The meeting will begin promptly at 9:00 a.m. in the M.J. Murdock Theater.

The Columbia Gorge Discovery Center is located at the west end of The Dalles. From I-84, take Exit 82. You will follow the Historic Highway #30 West approximately one mile. Turn right on Discovery Drive. There are signs to guide you there.

I hope you will be able to attend the meeting. It is always a pleasure to meet and become better acquainted with the shareholders of Columbia Bancorp.

Following the instructions provided on your proxy card, you can vote anytime, 24 hours a day by telephone. If you prefer, you can return the enclosed paper ballot in the envelope provided. Please do not return the enclosed paper ballot if you are voting by telephone. Telephone voting is fast and convenient, and allows your vote to be immediately confirmed and tabulated. Most important, by using the telephone, you help Columbia Bancorp reduce postage and proxy tabulation costs. Please have your proxy card in hand when you call and then follow the instructions.

Thank you for your continued support of Columbia Bancorp.

Very truly yours,

Terry L. Cochran
President and Chief Executive Officer

COLUMBIA BANCORP

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [December   , 2008]

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Columbia Bancorp (“Columbia”), will be held at 9:00 a.m. Pacific Time on December 12, 2008, at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon, for the following purposes:

1. To consider and vote upon an amendment to Columbia’s articles of incorporation to increase the total authorized shares and to authorize the issuance of Preferred Stock thereunder.

2. To transact such other business as may properly come before the Special Meeting and any postponements or adjournments thereof.

Only shareholders of record at the close of business on November 6, 2008, are entitled to vote at the Special Meeting or any postponement or adjournment.

All shareholders are invited to attend the Special Meeting. If you are not able to do so and wish your shares to be voted, it is important that you vote by telephone (see the attached instruction form) or complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope.

By order of the Board of Directors.

Staci L. Coburn
Secretary

          , 2008

WE URGE YOU TO VOTE BY TELEPHONE OR SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

COLUMBIA BANCORP
401 East Third Street, Suite 200
The Dalles, Oregon 97058
(541) 298-6649

SPECIAL MEETING PROXY STATEMENT

Date of Proxy Statement: [          ], 2008

This Proxy Statement, dated          , 2008, is furnished in connection with the solicitation of proxies by the Board of Directors of Columbia Bancorp (“Columbia”) to be used at the Special Meeting of Columbia’s shareholders to be held on December 12, 2008, at 9:00 a.m. Pacific Time, at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is          , 2008.

PROXIES AND VOTING AT THE SPECIAL MEETING

The only class of issued and outstanding stock of Columbia is its common stock, no par value. At November 6, 2008, the record date for determining shareholders entitled to vote at the Special Meeting, there were [          ] shares of common stock issued and outstanding. Each shareholder as of the record date is entitled to one vote for each share held on every matter submitted at the Special Meeting.

A majority of the outstanding common stock must be represented at the Special Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Shareholders who do not vote (either in person, by telephone or by submitting a proxy), including broker non-votes, if any, will be considered abstentions and will not be counted toward the quorum. The matters to be voted on must be approved by an affirmative vote of the holders of a majority of the common stock of Columbia.

If a proxy in the accompanying form is executed and returned, the shares represented thereby will be voted in accordance with the instructions given in the proxy. If a proxy is executed and returned but no instructions are given, the proxy holders will vote in favor of the amendment to the articles of incorporation. Any proxy may be revoked prior to its exercise by giving written notice of revocation to the Corporate Secretary or by submitting to the Secretary a duly executed proxy bearing a later date. The attendance of a shareholder at the Special Meeting will not revoke such shareholder’s proxy unless the shareholder votes in person at the meeting. Ballots or proxies may be counted by personnel of Columbia’s subsidiary, Columbia River Bank (“CRB”), or by Columbia’s transfer agent, Wells Fargo Shareowner Services.

The cost of this proxy solicitation will be borne by Columbia. Columbia does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers, banks and other nominees for their expenses in sending proxy material to principals and obtaining their proxies. In addition to the solicitation of proxies by mail, Columbia may also authorize its officers, or the officers and employees of CRB, to solicit proxies from shareholders, either in person or by telephone, fax, e-mail or letter. Such persons will not be specially compensated for these activities.

Q&A ABOUT VOTING

Q:	What am I being asked to approve?

A:	You are being asked by the Board of Directors to approve an amendment to Columbia’s articles of incorporation, as amended, which will increase the authorized stock of Columbia from 20,000,000 to 20,100,000 and which will also authorize the issuance of 100,000 shares of preferred stock. The Board of Directors of Columbia will have the authority to establish the terms of any series of preferred stock, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters without further action by the shareholders.

Q:	Why am I being asked to approve the authorization of preferred stock?

A:	On October 14, 2008, the United States Department of Treasury (the “Treasury”) announced the Troubled Asset Relief Program (the “TARP Program”), which is one of several recent government initiatives to improve the strength of financial institutions and enhance market liquidity. Under the TARP Program, the Treasury will purchase up to $250 billion in Senior Preferred stock on standardized terms. Columbia intends to file an application with the Treasury to participate in the TARP Program. Columbia’s Articles of Incorporation do not currently authorize the issuance of preferred shares and therefore must be amended in order to authorize the issuance of preferred shares if Columbia is to be eligible to participate in the TARP Program. The Treasury has indicated that institutions that do not currently have preferred stock authorized will have 30 days from November 14, 2008 to obtain the necessary board and shareholder approval in order to authorize the issuance of preferred stock.

Q:	What will the terms of the preferred stock be?

A:	You are not being asked to approve preferred stock with specific terms. The terms of any series of preferred stock, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters will be determined by the Board of Directors at a later date without further action by the shareholders of Columbia. However, if Columbia participates in the TARP Program, then some of the preferred stock will have the terms required under such program. The Treasury would be purchasing Senior Preferred Stock. The Senior Preferred stock will have a liquidation preferred of $1,000 per share, and will be senior to common stock, shall not be subject to any contractual restrictions on transfer and shall be non-voting other than certain class voting rights.

Cumulative dividends will be payable on the Senior Preferred stock at a rate of 5% per annum until the fifth anniversary of the issuance of the Senior Preferred stock and at a rate of 9% per annum thereafter.

The Senior Preferred stock may not be redeemed for a period for three years from the date of issuance, except with the proceeds from the sale by Columbia of Tier 1 qualifying perpetual preferred stock or common stock for cash. All redemptions of the Senior Preferred stock shall be at 100% of its issue price plus, in the case of cumulative Senior Preferred stock, any accrued and unpaid dividends. Any redemption of the Senior Preferred stock shall be subject to the approval of our primary federal bank regulator.

Q:	What vote is required to approve the proposed amendments?

A:	Only holders of record of our outstanding common stock on November 6, 2008, the record date, are entitled to vote on the proposed amendments.

Under Oregon law and our articles of incorporation, the proposed amendment to increase the number of authorized shares of stock and to authorize the issuance of preferred stock requires the affirmative vote of the holders as of the record date of a majority of the outstanding shares of common stock.

Q:	How many votes do I have?

A:	Each of our shareholders will have one vote for each share of common stock held by the shareholder on the record date. The total number of votes that may be cast on the proposals is [ ].

Q:	What will happen if the shareholders fail to approve the proposal?

A:	In the event that the shareholders of Columbia fail to approve the amendment of Columbia’s articles of incorporation, Columbia will be ineligible to participate in the TARP Program, and will therefore not qualify for the equity investment by the Treasury. A failure to qualify for the TARP Program will eliminate a potential source of capital to improve Columbia’s liquidity position. Like many other U.S. financial institutions, we have faced significant economic and business challenges in recent months, owing in part to the downturn in real estate markets and the overall credit crisis. As a result, we have taken a proactive approach to restructuring our operations to protect our liquidity, and raise additional capital to protect our capital and liquidity during these trying times. Our application to participate in the TARP Program represents a significant part of that strategy and involves a portion of the proposed infusion of capital to help implement our plans. We are seeking additional capital in addition to that which may be available from the Treasury under the TARP Program. We anticipate that additional capital from private parties will be available, if at all, on significantly less favorable terms than the TARP Program. A failure to qualify for the TARP Program will result in Columbia seeking increased capital from other parties, which, if obtained, will in all likelihood be more dilutive to existing shareholders.

Q:	When and where will the special meeting take place?

We will hold the special meeting on December 12, 2008, at 9:00 a.m. at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon.

Q:	How do I vote?

To vote, please indicate on the enclosed proxy card how you want to vote and then sign, date, and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting. Alternatively, you may vote your shares telephonically by following the instructions on the enclosed proxy card or you may vote your shares in person at the special meeting.

Q:	What happens if I return my proxy but do not indicate how to vote my shares?

If you sign and return your proxy card, but do not provide instructions on how to vote your shares, your shares will be voted “FOR” approval of the amendment to the articles of incorporation.

Q:	Can I change my vote after I have mailed my signed proxy card?

Yes. Any proxy may be revoked prior to its exercise by giving written notice of revocation to the Corporate Secretary or by submitting to the Secretary a duly executed proxy bearing a later date. The attendance of a shareholder at the Special Meeting will not revoke such shareholder’s proxy unless the shareholder votes in person at the meeting.

Q:	What are the costs of soliciting proxies?

A:	The cost of this proxy solicitation will be borne by Columbia. Columbia does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers, banks and other nominees for their expenses in sending proxy material to principals and obtaining their proxies. In addition to the solicitation of proxies by mail, Columbia may also authorize its officers, or the officers and employees of CRB, to solicit proxies from shareholders, either in person or by telephone, fax, e-mail or letter. Such persons will not be specially compensated for these activities.

FORWARD LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement in this proxy statement, other than a statement of historical fact, may be a forward-looking statement. With respect to all forward-looking statements, Columbia claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ significantly from any future results, performance or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by looking for words such as “may,” “will,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “pro forma,” “projections,” “business plan,” “targets,” “forecasts” and “expect” and similar expressions. Variations on those or similar words, or the negatives of those words, also may indicate forward-looking statements.

Although we believe that statements regarding our expectations contained in this proxy statement are reasonable, we cannot assure you that these expectations will be achieved. You are cautioned that any forward-looking statements, including statements regarding our intent, belief or current expectations, are not guarantees of our future performance and involve risks and uncertainties, and that our actual results may differ significantly from those in the forward-looking statements.

The forward-looking statements in this proxy statement are accurate only as of its date. If our expectations change, or if new events, conditions or circumstances arise, we are not required to, and may not, update or revise any forward-looking statement in this proxy statement.

BUSINESS OF THE SPECIAL MEETING

Management knows of one matter, discussed below, to be considered at the special meeting.

PROPOSAL ONE: APPROVAL OF AMENDMENT TO COLUMBIA’S ARTICLES OF INCORPORATION INCREASING THE TOTAL AUTHORIZED SHARES AND AUTHORIZING THE ISSUANCE OF PREFERRED SHARES.

Background

On October 14, 2008, the United States Department of Treasury (the “Treasury”) announced the Troubled Asset Relief Program (“TARP Program”), which is one of several recent government initiatives to improve the strength of financial institutions and enhance market liquidity. Under the TARP Program, the Treasury will purchase up to $250 billion in Senior Preferred stock on standardized terms more fully described in the TARP Program’s term sheet attached to this Proxy Statement as Annex A. In addition, the Treasury will receive warrants to purchase common stock having an aggregate market price equal to 15% of the Senior Preferred stock purchased. Columbia’s articles of incorporation do not currently authorize the issuance of preferred stock. In order to be eligible to participate in the TARP Program, Columbia must have preferred stock available for issuance.

Columbia intends to file an application with the Treasury to participate in the TARP Program. Columbia’s Articles of Incorporation do not currently authorize the issuance of preferred shares and therefore must be amended in order to authorize the issuance of preferred shares if Columbia is to be eligible to participate in the TARP Program. The Treasury has indicated that institutions that do not have preferred stock authorized for issuance will have 30 days from November 14, 2008 to obtain the necessary board and shareholder approval in order to authorize the issuance of preferred stock.

Terms of the Preferred Stock

The terms of the preferred stock, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters will be determined by the Board of Directors at a later date and without further action by the shareholders. However, while the terms of the preferred stock will not be set when such stock is authorized, if Columbia participates in the TARP Program, then some of the preferred stock will have the terms required under such program. Under the TARP Program, Columbia may issue an amount of “Senior Preferred” stock equal to not less than 1% of its risk-weighted assets and not more than the lesser of $25 billion and 3% of its risk-weighted assets. The Senior Preferred stock will have a liquidation preferred of $1,000 per share, shall not be subject to any contractual restrictions on transfer and shall be non-voting other than certain class voting rights.

Cumulative dividends will be payable on the Senior Preferred stock at a rate of 5% per annum until the fifth anniversary of the issuance of the Senior Preferred stock and at a rate of 9% per annum thereafter.

The Senior Preferred stock may not be redeemed for a period for three years from the date of issuance, except with the proceeds from the sale by Columbia of Tier 1 qualifying perpetual preferred stock or common stock for cash. All redemptions of the Senior Preferred stock shall be at 100% of its issue price plus any accrued and unpaid dividends. Any redemption of the Senior Preferred stock shall be subject to the approval of our federal bank regulator.

In addition to the Senior Preferred stock, the Treasury would receive warrants to purchase a number of shares of common stock having an aggregate market price equal to 15% of the Senior Preferred stock amount on the date of the investment.

The warrants will have a 10 year term, and will be immediately exercisable. The Treasury will agree not to exercise voting power with respect to any shares of common stock issued upon exercise of the warrants. In addition, the warrants will not be subject to any contractual restrictions on transfer.

Effect of Preferred Stock Upon Holders of Common Stock

The actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock cannot be stated until the Board of Directors determines the specific rights of the holders of such preferred stock and the amount of such preferred stock to be sold. The Board of Directors will have authority to, among other things, establish the number of shares constituting a series, dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters.

The effects of the issuance of preferred stock upon holders of our common stock might include, among other things: (i) restricting our ability to declare dividends on the amount of such dividends on common stock; (ii) restricting our ability to repurchase outstanding common stock; (iii) diluting the voting power of common stock; (iv) a change in market price of the common stock; or (v) impairing the liquidation rights of the common stock, without further action by the shareholders.

Effect of Failure to Approve the Amendment to the Articles of Incorporation

In the event that the shareholders of Columbia fail to approve Proposal One, Columbia will be ineligible to participate in the TARP Program, and will therefore not qualify for the equity investment by the Treasury. A failure to qualify for the TARP Program will eliminate a potential source of capital to improve Columbia’s capital and liquidity positions. Like many other U.S. financial institutions, we have faced significant economic and business challenges in recent months, owing in part to the downturn in real estate markets and the overall credit crisis. As a result, we have taken a proactive approach to restructuring our operations to protect our liquidity, and raise additional capital to protect our capital and liquidity during these trying times. Our application to participate in the TARP Program represents a significant part of that strategy and involves a portion of the proposed infusion of capital to help implement our plans. We are seeking additional capital in addition to that which may be available from the Treasury under the TARP Program. We anticipate that additional capital from private parties will be available, if at all, on significantly less favorable terms than the TARP Program. A failure to qualify for the TARP Program will result in Columbia seeking increased capital from other parties, which, if obtained, will in all likelihood by more dilutive to existing shareholders.

Effect of Amendment to Authorize the Issuance of Preferred Stock

If approved by the shareholders, the amendment to Columbia’s Articles of Incorporation increasing the authorized shares from 20,000,000 to 20,100,000 and authorizing the issuance of 100,000 shares of preferred stock will not take effect until Columbia files with the Secretary of State of the State of Oregon articles of amendment setting forth the changes to its Articles of Incorporation. The proposed amendment will not set forth the terms of the preferred stock. The Board of Directors will have the authority, without further action by the shareholders, to set forth dividend or interest rates, conversion prices, voting rights, redemption prices, maturity rates and similar matters relating to the terms of the preferred stock.

Form of Amendment to the Articles of Incorporation

If the proposed amendment is approved by the shareholders, Article II of Columbia’s Articles of Incorporation, as amended, will set forth the authorized shares of stock of Columbia at 20,100,000 shares of stock, 20,000,000 of which shall be common stock and 100,000 of which shall be preferred stock. The proposed amendment to Columbia’s Articles of Incorporation, as amended, necessary to increase the authorized shares and authorizing the issuance of preferred stock is attached to this proxy statement as Annex A.

Vote Required for Proposal One

If a quorum exists, Proposal One will be approved if at least a majority of the outstanding shares of Columbia’s common stock are voted, in person or by proxy, in favor of such proposal.

Recommendation of the Board of Directors:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL ONE.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of Columbia’s common stock by each person known to Columbia to own more than 5% of the outstanding shares of common stock on October 27, 2008.

Name and Address of	Shares Beneficially Owned
Shareholder	Common	%

Banc Fund V L.P. and other related entities(1)	539,886	5.35%
20 North Wacker Drive Suite 3300 Chicago, IL 60606
Terrebonne Investors (Bermuda) L.P.(2)	512,292	5.08%
C/O Wellington Management Company 75 State Street Boston, Massachusetts 02109

(1)	Based on Schedule 13G/A filed jointly on February 11, 2008, as of December 31, 2007, by Banc Fund V L.P., Banc Fund VI L.P. and Banc Fund VII L.P. The Schedule 13G/A discloses that Banc Fund VI L.P. had sole voting and investment power as to all of the 311,016 shares (3.1% of the outstanding shares) that it beneficially owned and that Banc Fund VII L.P. had sole voting and investment power as to all of the 228,870 shares (2.3% of the outstanding shares) that it beneficially owned. The Schedule 13G/A also disclosed that Charles J. Moore was the manager of the investment decisions for the reporting entities and had voting and investment power over the shares held by them. In the Schedule 13G/A, the reporting entities do not affirm the existence of a group.

(1)	Based on Schedule 13G filed jointly on July 15, 2008, by Terrebonne Investors (Bermuda) L.P. and its investment general partner, Wellington Global Holdings, Ltd. The Schedule 13G discloses that Terrebonne Investors (Bermuda) L.P. had sole voting and investment power as to all of the 512,292 shares (5.1% of the outstanding shares) that it beneficially owned. The Schedule 13G/A also disclosed that Wellington Global Holdings, Ltd., is the investment general partner for the reporting entities. In the Schedule 13G/A, the reporting entities do not affirm the existence of a group.

The following table sets forth the shares of Columbia’s common stock owned by each director of Columbia and CRB, each of the executive officers of Columbia and all executive officers and directors as a group on October 27, 2008. On October 8, 2008, the President and Chief Executive Officer of Columbia, and Chief Executive Officer of CRB, Roger L. Christensen, announced his resignation from Columbia and CRB effective as of October 8, 2008. Mr. Christensen resigned from the Company’s Board of Directors as of that date, as well. The Board of Directors of Columbia and CRB has appointed Terry L. Cochran as the President and Chief Executive Officer effective October 8, 2008. Mr. Cochran has served as a director of Columbia and CRB since 1981 and previously served as President and Chief Executive Officer of Columbia from 1995 until 2001, and as President and Chief Executive Officer of CRB from 1981 until 1999. On October 21, 2008, Greg B. Spear announced his resignation from the Company effective November 3, 2008. Staci L. Coburn, CPA, the Bank’s Corporate Vice President and Chief Accounting Officer will continue to oversee the Bank’s financial management team and corporate business services.

	Shares Beneficially Owned
Name and Address of	Direct Beneficial	Indirect Beneficial	Exercisable	Total Beneficial		% of
Director or Executive Officer	Ownership	Ownership	Options(1)	Ownership(2)		Common

Charles F. Beardsley	—	82,625	—	82,625	(3)	(*	)
Richard E. Betz	28,213	—	5,830	34,043	(4)	(*	)
Tamera J. Millington Bhatti	2,357	—	—	2,357		(*	)
William A. Booth	113,416	—	5,830	119,246	(5)	1.18%
Lori R. Boyd	3,055	—	3,080	6,135	(6)	(*	)
Robert V. Card	5,734	1,947	3,060	10,741	(7)	(*	)
Dennis L. Carver	57,090	3,318	7,524	7,524	(8)	(*	)
Roger L. Christensen**	28,325	2,748	90,734	121,807	(9)	1.21%
Staci L. Coburn	4,488	1,332	3,214	9,034	(10)	(*	)
Terry L. Cochran***	244,616	148,516	5,830	398,962	(11)	3.96%
R. Shane Correa	8,163	2,176	16,456	26,765	(12)	(*	)
Brian L. Devereux	2,500	—	—	2,500		(*	)
James J. Doran	14,507	—	3,080	17,587	(13)	(*	)
Christine M. Herb	4,277	3	—	4,280	(14)	(*	)
Craig Hummel	—	—	—	—		(*	)
Jean S. McKinney	17,834	1,089	9,772	28,695	(15)	(*	)
Donald T. Mitchell	18,103	16,863	5,830	40,796	(16)	(*	)
Craig J. Ortega	22,163	8,194	52,108	82,465	(17)	(*	)
Greg B. Spear****	12,339	1,011	38,175	51,525	(18)	(*	)
All Directors and Executive Officers as a Group (19 persons)	587,180	269,822	250,523	1,047,087		10.39%

*	less than 1%

**	Mr. Christensen announced his resignation from the Company effective as of October 8, 2008.

***	The Board of Directors has appointed Terry L. Cochran as the President and Chief Executive Officer effective October 8, 2008.

****	Mr. Spear announced his resignation from the Company effective November 3, 2008.

(1)	Shares of common stock subject to options currently exercisable or exercisable within 60 days after October 27, 2008, are deemed outstanding for the purpose of computing the percentage ownership interest of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage ownership for any other person.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Applicable percentage ownership is based on 10,080,909 aggregate shares outstanding as of October 27, 2008. Each person identified herein disclaims beneficial ownership of shares attributed to him or her in accordance with such rules except to the extent of his or her pecuniary interest in such shares.

(3)	Includes 65,625 shares held in trust and 17,000 shares held in Mr. Beardsley’s spouse’s trust.

(4)	Includes options to purchase 5,830 shares of common stock.

(5)	Includes options to purchase 5,830 shares of common stock.

(6)	Includes options to purchase 3,080 shares of common stock.

(7)	Includes options to purchase 3,060 shares of common stock and 1,947 shares held through Columbia Bancorp’s Employee Stock Ownership Plan (“ESOP.”) All ESOP participants are eligible to vote their shares of common stock as allocated by the ESOP trustees, as of the record date. Any unallocated ESOP shares as of the record date are not eligible to be voted.

(8)	Includes options to purchase 5,830 shares of common stock, 2,767 shares for which Mr. Carver’s spouse serves as custodian for the benefit of their children and over which Mr. Carver shares voting and investment power and 551 shares held in his spouse’s IRA.

(9)	Includes options to purchase 90,724 shares of common stock and 2,748 shares held through the ESOP.

(10)	Includes options to purchase 3,214 shares of common stock and 1,332 shares held through the ESOP.

(11)	Includes options to purchase 5,830 shares of common stock and 148,516 shares held by Mr. Cochran’s spouse in which Mr. Cochran disclaims beneficial ownership.

(12)	Includes options to purchase 16,456 shares of common stock and 2,176 shares held through the ESOP.

(13)	Includes options to purchase 3,080 shares of common stock.

(14)	Includes 3 shares held through the ESOP.

(15)	Includes options to purchase 9,772 shares of common stock and 1,089 shares owned by Ms. McKinney’s son as to which Ms. McKinney disclaims beneficial ownership.

(16)	Includes options to purchase 5,830 shares of common stock and 16,863 shares in Mr. Mitchell’s retirement plan.

(17)	Includes options to purchase 52,108 shares of common stock,7,706 shares held through the ESOP and 488 shares held in Mr. Ortega’s spouse’s IRA as to which Mr. Ortega disclaims beneficial ownership.

(18)	Includes options to purchase 38,175 shares of common stock and 1,011 shares held through the ESOP.

OTHER BUSINESS

Only matters described in this Proxy Statement may be brought before the Special Meeting for a vote. At the Special Meeting, management will report on Columbia’s business, and shareholders will have an opportunity to ask questions. In addition, a representative of Moss Adams LLP, Columbia’s independent auditors, will be in attendance at the special meeting, will have an opportunity to make a statement if he or she wishes to do so, and will be available to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS

Shareholders may present matters for consideration at any annual meeting of Columbia. Shareholders are reminded that under Article VII of the Articles of Incorporation of Columbia, there are certain procedural requirements relating to the presentation of business at an annual meeting by a shareholder. Unless the Board of Directors permits otherwise, any business, including nominations of directors, may be properly brought before an annual shareholders meeting by a shareholder only upon the shareholder’s timely notice in writing to Columbia’s Secretary. To be timely, the notice must be delivered to or mailed and received at the principal executive offices of Columbia not later than the close of business on the tenth (10th) business day following the day on which notice or disclosure of the date of the annual meeting is given or made to shareholders. Therefore, for the 2009 Annual Meeting, the notice would have to be received on or before April 24, 2009.

The notice provided by the shareholder must set forth (i) a brief description of each matter desired to be brought before the annual meeting and the reason for conducting such business at the meeting, (ii) the name and address of the proposing shareholder, (iii) the class and number of shares of stock of Columbia which are beneficially owned by the proposing shareholder, (iv) any material interest of the shareholder in the business proposed, and (v) as for each person whom the shareholder proposes to nominate for election as a director (a) the name, age, business address, and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of stock, if any, of Columbia which are beneficially owned by such person, (d) the proposed nominee’s written consent, and (e) any other information relating to such person that is required to be disclosed or is otherwise required by any applicable law.

With respect to proposals to be considered at the 2009 annual meeting of shareholders, if a shareholder wishes to present a proposal at that annual meeting and also wishes to have the proposal included in Columbia’s official proxy statement for the annual meeting, the written notice of proposal must be submitted to Columbia, Attn: Corporate Secretary, PO Box 1050, The Dalles, Oregon 97058, no later than November 10, 2008.

INCORPORATION BY REFERENCE

Columbia files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC” or the “Commission”). You may read and copy any reports, proxy statements or other information filed by Columbia at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Reports, proxy statements and other information filed by Columbia are also available to the public from document retrieval services on the Internet at the Commission’s website at “http://www.sec.gov.” Columbia’s SEC filings are also available and at the Commission’s Internet website (http://www.sec.gov). Columbia’s filings with the Commission are also available at its website at www.frontierbank.com.

The SEC allows Columbia to “incorporate by reference” information into this proxy statement, which means that Columbia can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained directly in the proxy statement. This proxy statement incorporates by reference the respective documents filed by Columbia with the SEC listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the special meeting.:

1. Columbia’s annual report on Form 10-K filed on March 17, 2008.

2. Columbia’s quarterly reports on Form 10-Q filed May 12, 2008 and August 11, 2008.

3. Columbia’s current reports on Form 8-K filed on April 4, 2008, April 11, 2008, April 23, 2008, April 30, 2008, June 6, 2008, July 8, 2008, July 15, 2008, July 23, 2008, July 24, 2008, September 5, 2008, September 9, 2008, September 18, 2008, September 23, 2008, October 8, 2008 and October 21, 2008.

Columbia hereby incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

This proxy statement incorporates by reference important business and financial information about Columbia that is not included with these documents. This information is available without charge to shareholders upon written or oral request to: Columbia at Investor Relations, Columbia Bancorp, Post Office Box 1050, The Dalles, Oregon 97058, (541) 298-6649. Shareholders must request this information no later than five business days prior to the meeting, or December 5, 2008, to assure receipt before the special meeting.

Annex A

COLUMBIA BANCORP

ARTICLES OF AMENDMENT

Prior to the approval of the amendment, Article II, Section (1) provided

“The Corporation is authorized to issue 20,000,000 shares of Common Stock.”

Following approval of the amendment, Article II, Section (1) provides

“The aggregate number of shares which the Corporation shall have authority to issue is 20,100,000, of which 20,000,000 shares shall be Common Stock and 100,000 shares shall be Preferred Stock.”

A-1

Annex B

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:	The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:	As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:	The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:	In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:	In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

COLUMBIA BANCORP SPECIAL MEETING OF SHAREHOLDERS ___, ___December 12, 2008 9:00 a.m. Columbia Gorge Discovery Center 5000 Discovery Drive The Dalles, OR 97058 COLUMBIA BANCORP 401 East Third Street, Suite 200 The Dalles, Oregon 97058 (541) 298-6649
proxy This Proxy is solicited on Behalf of the Board of Directors for the Special Meeting of Shareholders, December 12, 2008. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Item 1. By signing the proxy, you revoke all prior proxies and appoint Richard E. Betz, Chairman of the Board, and Terry L. Cochran, President and Chief Executive Officer, and each of them in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side. See reverse for voting instructions.

COMPANY # There are two ways to vote your Proxy Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK HHH EASY HHH IMMEDIATE • Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on ___, 2008. • Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to COLUMBIA BANCORP, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. If you vote by Phone, please do not mail your Proxy Card 3 Please detach here 3 1. Proposal 1 — AMENDMENT TO COLUMBIA’S ARTICLES OF INCORPORATION Vote FOR Vote AGAINST Amendment to Columbia’s Articles of Incorporation increasing the total Authorized Shares and Proposal 1 Proposal 1 authorizing the issuance of Preferred Shares. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR PROPOSALS 1. Date ___Address Change? Mark Box Indicate changes below: Signature(s) in Box Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.